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                                                                 EXHIBIT 10.19.1

                              TERMINATION AGREEMENT



         THIS TERMINATION AGREEMENT (this "Agreement") is entered into as of July 1, 1998, by and between Novellus Systems, Inc., a California corporation ("Manufacturer"), and Seki Technotron Corporation ("Distributor").

                                    RECITALS


         A. Manufacturer and Distributor entered into that certain Distribution Agreement dated January 1, 1996 (the "Distribution Agreement"), pursuant to which Distributor agreed to distribute certain products of Manufacturer, upon the terms and conditions set forth in the Distribution Agreement. All capitalized terms used herein, but not defined, shall have the meanings ascribed to such terms in the Distribution Agreement.

         B. Pursuant to the Distribution Agreement, the term thereof is not scheduled to expire prior to December 31, 1999. However, Distributor has requested Manufacturer to agree to terminate the Distribution Agreement effective July 1, 1998, and to transition the customer support obligations to Manufacturer as set forth below.

         C. Manufacturer has agreed to Distributor's request, conditioned on, among other things, Distributor's execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manufacturer and Distributor hereby agree as follows:

                                    AGREEMENT

         1. Termination of Distribution Agreement.

                  (a) Notwithstanding anything to the contrary set forth in the Distribution Agreement, the Distribution Agreement shall terminate effective July 1, 1998 (the "Termination Date"), and, except solely as provided herein, neither party shall have any further rights, interests, liabilities, responsibilities or obligations thereunder from and after the Termination Date. Except as provided in Sections 1(b), 2 and 3 below, the Distribution Agreement shall continue in full force and effect, unmodified hereby, until the Termination Date.

                  (b) Notwithstanding Section 3.02 of the Distribution Agreement, no later than the Termination Date, Distributor shall pay to Manufacturer (i) all amounts owed by Distributor to Manufacturer pursuant to
Section 3.01 of the Distribution Agreement for all Products purchased by Distributor on or prior to the Termination Date, and (ii) all



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other amounts owed by Distributor to Manufacturer pursuant to the Distribution
Agreement.

                  (c) On the Termination Date, Distributor shall immediately deliver to Manufacturer all books, records, computer disks, manuals, logs, notes, factory automation interface software, drawings, designs, intangible property (including, without limitation, all trade secrets, know-how, proprietary rights and processes and other intellectual property and all documents, computer discs or other media relating to such intellectual property), accounts, and other documents, data and information, of whatever nature, (i) created or maintained by Distributor and relating to the Products (including the sale or servicing thereof), or (ii) provided by Manufacturer to Distributor, except to the extent such items have previously been delivered by Distributor to Manufacturer pursuant to Section 2(a) below. Without limiting any other provision of this Agreement, effective on the Termination Date, Distributor shall have no further right to retain or use any of the foregoing items, all of which are acknowledged and agreed to be Manufacturer's sole property.

         2. Transfer of Service Obligations.

                  (a) Notwithstanding anything to the contrary set forth in the Distribution Agreement, all Product repair and service rights and obligations of Distributor under the Distribution Agreement with respect to Products sold to and installed for Fujitsu, as of the date hereof, terminated effective May 1, 1998 (the "Fujitsu Service Transfer Date"), and, from and after such date, Distributor shall have no further obligation or right to perform such services, all of which obligations and rights shall be assumed by Manufacturer effective as of such date. Distributor represents and warrants that it has transferred to Manufacturer all customer service accounts and other books and records related to Product servicing maintained by Distributor with respect to Products sold to Fujitsu by Distributor.

                  (b) Notwithstanding anything to the contrary set forth in the Distribution Agreement, all Product repair and service rights and obligations of Distributor under the Distribution Agreement (other than all such rights and obligations described in Section 2(a) above) shall terminate effective July 1, 1998 (the "General Service Transfer Date"), and, from and after such date, Distributor shall have no further obligation or right to perform such services, all of which obligations and rights shall be assumed by Manufacturer effective as of such date. Prior to the General Service Transfer Date, Distributor shall transfer to Manufacturer all customer service accounts and other books and records related to Product servicing maintained by Distributor (other than all such accounts books and records previously transferred pursuant to Section 2(a) above).

                  (c) The parties hereby agree that the aggregate outstanding warranty and service obligations of Distributor being transferred to and assumed by Manufacturer are valued at 216 million Japanese Yen, which amount shall be payable to Manufacturer by Distributor on the date hereof (the "Warranty and Service Obligation").



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         3. Backlog.

                  (a) Notwithstanding Section 13.02 of the Distribution Agreement or any other provision therein to the contrary, no commission, fee or other payment shall be made by Manufacturer with respect to Distributor's backlog as of the Termination Date, except as follows: (i) Manufacturer shall pay to Distributor a sales commission of 5% of the Net Invoice Price (as hereinafter defined), if, as and when received by Manufacturer, for each sale originated by Distributor and in Distributor's backlog, provided that, as of the Termination Date, Manufacturer has received a hard copy acceptable purchase order (or a customer-issued, signed and priced acceptable letter of intent) for such sale and has recorded such sale on its books (the receipt of such a purchase order or such a letter of intent and the recordation of the applicable sale on Manufacturer's books, "Booked"), provided that Manufacturer receives payment in full for such Product no later than twelve (12) months after the applicable Product is installed at the customer's site; and (ii) with respect to the sale of each of the Products specified on Schedule 3 attached hereto to the customers specified on Schedule 3, Manufacturer shall pay to Distributor a sales commission equal to the percentage of the Net Invoice Price received by Manufacturer for such Product (if, as and when received by Manufacturer) calculated in accordance with Schedule 3, provided that Manufacturer shall have no obligation to pay any commission to Distributor pursuant to this clause (ii) with respect to (x) any such sale that is not Booked on or prior to December 31, 1998, and (y) any sale that is Booked on or prior to December 31, 1998, but with respect to which Manufacturer does not receive full payment from the applicable customer on or prior to the date that is twelve (12) months after the date the applicable Product is installed at the customer's site. All commissions payable by Manufacturer pursuant to this Section 3(a) shall be payable, if at all, within thirty (30) days after the date on which Manufacturer receives full payment for the Product sale in question. For the purposes hereof, the term "Net Invoice Price" shall mean the total invoice price of the applicable item minus
(1) applicable customs duties, (2) transportation costs, and (3) value added taxes.

                  (b) Distributor shall (i) during the remainder of 1998, provide Manufacturer with reasonable sales support, consistent with the amount of commissions anticipated to be received by Distributor pursuant to Section 3(a) above, for Manufacturer to sell Products to Distributor's existing Products customer base, and (ii) without limiting Section 6 below, not take any action, or permit to be taken any action within Distributor's reasonable control, the effect of which harms or impairs or could reasonably harm or impair Manufacturer's marketing or sales activities in the Territory. Without limiting the generality of clause (i) above, during the period from the Termination Date through and including December 31, 1998, Distributor shall cause, at no cost to Manufacturer (except solely for expense reimbursements to the extent provided herein), M. Furuyama, Distributor's employee, to provide sales and marketing assistance to Manufacturer in the Territory, as and when requested by Manufacturer, provided that M. Furuyama's obligation shall be limited to such assistance full time (x) two (2) days per week during each week commencing with the week in which the Termination Date occurs through and including the week in which September 26, 1998 occurs, and (y) one day per week during each week thereafter through and including the week in which December 31, 1998



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occurs; provided that, in the event that M. Furuyama or Distributor has a conflicting obligation regarding M. Furuyama's availability, Distributor retains the right to allocate M. Furuyama's services solely at Distributor's discretion after August 31, 1998. In that event, Distributor will promptly provide Manufacturer with a schedule of M. Furuyama's availability. Manufacturer will reimburse Distributor reasonable travel and actual expenses incurred by M. Furuyama as a result of providing such sales and marketing assistance to Manufacturer. Manufacturer acknowledges that Distributor does not represent or warrant that the Services provided will be useful or effective in achieving Manufacturer's goal. If Distributor materially breaches any of its covenants pursuant to this Section 3(b), then, without limiting any other rights of Manufacturer, under this Agreement, at law or in equity, Manufacturer's obligations under Sections 3(a) and 4 shall immediately terminate and be of no further force or effect.

         (c) Until March 31, 2001, Distributor will have the right to engage, at its own expense, an independent auditor reasonably acceptable to Manufacturer to examine Manufacturer's records to verify (i) the amounts of commissions payable to Distributor pursuant to Section 3(a) above, and (ii) the amount of any sums payable to Distributor pursuant to Section 4 below. Such audits may be conducted no more frequently than once in any fiscal year, and shall be performed during Manufacturer's normal business hours on not less than three (3) days prior written notice once. Any overpayments or underpayments revealed by any such audit shall be paid, without interest, by the party responsible therefor within thirty (30) days after receipt of such audit by such party.

         4. Spare Parts Inventory; Demonstration Unit. On the Termination Date, Manufacturer shall purchase all Distributors inventory of spare parts for Products, all of which inventory is listed on Schedule 4 attached hereto, for an aggregate purchase price of 216 million Japanese Yen (together with reasonable out-of-pocket transportation costs incurred to transport such parts to Manufacturer's facility), which purchase price shall be offset against the Warranty and Service Obligation.

         5. Facility Lease. Effective on the Termination Date, Distributor shall assign to Manufacturer the lease pursuant to which Distributor occupies and uses its field service office in Wakamatsu, Japan, provided that, if its consent is required by the terms of such leases or other agreements, the lessor under such lease consents to such assignment. Distributor shall use its reasonable commercial efforts to obtain any such consent and Manufacturer shall reasonably cooperate with such efforts. Manufacturer shall assume all obligations under such lease accruing from facts or circumstances first occurring from and after the date of such assignment (including, without limitation, all rent accrued and payable with respect to periods from and after the date of such assignment). Provided that such assignment occurs, Manufacturer shall promptly reimburse Distributor for all rent, taxes and insurance premiums paid by Distributor under such lease for all periods from and after the Termination Date. To the extent that Manufacturer makes use of such premises prior to the Termination Date, the parties shall agree on an equitable reimbursement amount for Manufacturer's use of such facilities. Distributor and Manufacturer agree to execute any documents necessary to facilitate such transfer. Manufacturer further agrees, to the extent the lease requires that Distributor remain liable



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while Manufacturer utilizes such premises, Manufacturer shall defend, indemnify and hold Distributor harmless from and against any liability, claim, suit, costs or damages (including reasonable attorneys' fees) arising out of Manufacturer's occupation of the premises or Manufacturer's acts or omissions therein.

         6. Release. In consideration of Manufacturer's agreement to terminate the Distribution Agreement prior to its scheduled expiration, Distributor hereby irrevocably and forever releases Manufacturer (and its subsidiaries and affiliates) from any and all claims, costs, liabilities, losses, damages, responsibilities, obligations and expenses, liquidated or unliquidated, fixed or contingent, foreseeable or unforeseeable, with respect to the Distribution Agreement, or arising from or due to the performance (or failure of performance) by Manufacturer or its subsidiaries of any provision of the Distribution Agreement, accruing with respect to facts and circumstances first occurring prior to the date hereof. With the exception of any costs, losses, expenses, damages or liabilities incurred by Manufacturer due to or arising as a result of
(a) modifications made to Products by or on behalf of Distributor, including, without limitation, CIM interface software made by, or under contract to Distributor, or (b) commitments made, or obligations incurred, by Distributor to customers which are outside of Manufacturer's standard terms and conditions, Manufacturer hereby irrevocably and forever releases Distributor (and its subsidiaries and affiliates) from any and all claims, costs, liabilities, losses, damages, responsibilities, obligations and expenses, liquidated or unliquidated, fixed or contingent, foreseeable or unforeseeable, with respect to the Distribution Agreement, or arising from or due to the performance (or failure of performance) by Distributor or its subsidiaries of any provision of the Distribution Agreement, accruing with respect to facts and circumstances first occurring prior to the date hereof.

         7. Noncompete; Confidentiality.

                  (a) Prior to January 1, 2000, Distributor shall not, without the prior written consent of Manufacturer (which consent Manufacturer may grant or withhold in its sole discretion), (i) manufacture, sell, supply, distribute, service, repair, upgrade or otherwise use, handle or deal with, in any manner, products in Japan (or spare parts or components of products, other than such spare parts or components manufactured by or on behalf of Manufacturer or its subsidiaries or affiliates) which, in Manufacturer's reasonable judgment, are similar to or competitive with any products of the Manufacturer or its subsidiaries or affiliates, or (ii) agree to do any of the foregoing. For the purposes of this paragraph, prohibited products include all Products, including CVD equipment and processes, PVD equipment and processed, and copper electroplating equipment and processes. Without limiting the foregoing, if, at any time prior to such date, Distributor takes any of the actions described in clauses (i) or (ii) above, then, without limiting any remedies available to Manufacturer, under this Agreement, at law or in equity, for a breach by Distributor of its obligations pursuant to the preceding sentence, Manufacturer's obligations pursuant to Section 3(a) shall immediately terminate and be of no further force or effect.



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                  (b) At all times from and after the Termination Date,
Distributor shall hold in strict confidence and not use or disclose to others, any technical, business or financial information or data, manufacturing technique, process, trade secret, know-how or other intellectual property or proprietary rights of Manufacturer or its subsidiaries or affiliates, whether or not any of such items have been identified as confidential by Manufacturer.

         8. Notices. All notices and other communications in connection with this Agreement shall be delivered in the form, in the manner and to the addresses set forth in Section 22 of the Distribution Agreement.

         9. Survival of Provisions; Incorporation by Reference. The following provisions of the Distribution Agreement shall survive the termination thereof on the Termination Date and are hereby incorporated herein by this reference:
Section 3.03 (Currency); Section 6 (Warranty) (other than the last sentence of the first paragraph of such Section and the last paragraph of such Section);
Section 9 (Intellectual Property); Section 10 (Relationship of Parties); Section 16 (Export-Import Laws); Section 17 (Limitation on Liability); Section 18 (Governing Law); Section 19 (Arbitration); Section 20 (Severability of Provisions); Section 21 (Waiver of Compliance). Section 7 (Products Liability) is also hereby incorporated herein by this reference, provided that, Manufacturer's obligations under such Section shall continue until the date that is ten (10) years after the Termination Date. All references in such incorporated provisions to the term "Agreement" shall mean this Agreement.

         10. Entire Agreement; Assignment This Agreement and, solely to the extent provided herein, the Distribution Agreement, constitutes the entire agreement between the parties with respect to the matters discussed herein, and supercedes and replaces all prior oral or written agreements, negotiations, discussions or understandings. In the event of any conflict between the provisions of this Agreement and the provisions of the Distribution Agreement (including any provision thereof incorporated herein by reference pursuant to Section 9 above), the provisions of this Agreement shall control. This Agreement may not be assigned by Distributor (by operation of law or otherwise).

         11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


MANUFACTURER:                           NOVELLUS SYSTEM, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                           -------------------------------------
                                        Title:
                                           -------------------------------------



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DISTRIBUTOR:                            SEKI TECHNOTRON CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------



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                                   SCHEDULE 3

COMPANY                        PRODUCT                        PRICE
-------                        -------                        -----
Hamahoto Photonics              C-150                         $1,210,000
FASL                            D-Altus                       $2,300,000
Fujitsu Mie                     Low K                         $2,875,000
Fujitsu Mie                     Ta(2)O(5)                     $2,200,000
Fujitsu Mie                     Speed M                       $1,100,000
Fujitsu Mie                     Speed/Seq                     $3,100,000
Fujitsu Mie                     D-Speed                       $2,800,000
Fujitsu Mie                     D-Speed                       $2,800,000
Fujitsu Mie                     D-Speed                       $2,800,000
Fujitsu Mie                     Sequel                        $1,704,000
Fujitsu Mie                     Sequel                        $1,704,000
Fujitsu Mie                     D-Altus                       $2,954,000
Fujitsu Mie                     D-Altus                       $2,954,000
Fujitsu Wakamatsu               Speed M                       $1,100,000
Fujitsu Iwate                   C1-W                          $1,600,000
MEC Kyoto                       Speed                         $1,800,000
MEC Tonami                      D-Sequel                      $2,600,000
MEC Tonami                      D-Speed                       $3,022,000
MEC Tonami                      D-Speed                       $3,022,000
MEC Tonami                      D-Speed                       $3,022,000
MEC Tonami                      C3-DSP/Seq                    $4,400,000
MEC Tonami                      C3-Altus                      $2,400,000
MEC Tonami                      C3-DSP/Seq                    $4,400,000
MEC Tonami                      C3-Altus                      $2,400,000
MEC Tonami                      C3-Sequel                     $2,400,000
MEC Tonami                      C3-Sequel                     $2,400,000
MEC Tonami                      C3-Sequel                     $2,400,000
MEC Uozu                        C-150                         $1,200,000
Rohm Kyoto                      C-150                         $1,200,000
Rohm Apollo                     C1-200                        $1,500,000
Rohm Apollo                     C1-200                        $1,500,000
Rohm Apollo                     C1-W                          $1,500,000
Toko                            C1-150                        $1,600,000
Yamaha                          D-Sequel                      $2,700,000
Yamaha                          D-Altus                       $2,600,000
Yamaha                          Speed                         $1,600,000

Commission Formula*
    5% for sales Booked on or before June 26, 1998 (Novellus 2nd Quarter)
    4% for sales Booked on or before September 26, 1998 (Novellus 3rd Quarter) 2% for sales Booked on or before December 31, 1998 (Novellus 4th Quarter)

*The applicable commission shall be reduced by 10% for each 1% decrease in the price of the applicable Product below 90% of the price listed in column 3 above with respect to that Product.


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